                                                                     Exhibit 1.1

                     AMORTIZING RESIDENTIAL COLLATERAL TRUST
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-BC5



                                 TERMS AGREEMENT


                                                           Dated: August 9, 2001



To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of July 1, 2001 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 2001-BC5.

Terms of the Series 2001-BC5 Certificates: Amortizing Residential Collateral Trust Mortgage Pass-Through Certificates, Series 2001-BC5, Class A1, Class A2, Class A-IO, Class M1, Class M2, Class B, Class D, Class P, Class X and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of 4,162 conventional, first and second lien, fixed and adjustable rate, fully amortizing and balloon, residential mortgage loans (the "Mortgage Loans") having a Scheduled Principal Balance as of the Cut-off Date of $579,244,273.02. Only the Class A1, Class A2, Class A-IO, Class M1, Class M2 and Class B (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-63602.

Certificate Ratings: It is a condition to the issuance of the Class A1, Class A2 and Class A-IO Certificates that they be rated "Aaa" by Moody's Investors Service, Inc. ("Moody's") and "AAA" by Fitch, Inc. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P," and together with Moody's and Fitch, the "Rating Agencies"). It is a condition to the issuance of the Class M1 Certificates that they be rated "AA" by Fitch and S&P. It is a condition to the issuance of the Class M2 Certificates that they be rated "A" by Fitch and S&P. It is a condition to the issuance of the Class B Certificates that they be rated "Baa2" by Moody's and "BBB" by Fitch and S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. and Countrywide Securities Corporation (the "Underwriters") and the Underwriters agree, severally and not jointly, to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth beneath their respective names on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date. Lehman Brothers Inc is acting as Representative of the Underwriters.

The Underwriters will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  July 1, 2001.

Closing Date: 10:00 A.M., New York time, on or about August 13, 2001. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriters against payment therefor for the account of the Underwriters.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriters in accordance with its terms.




                                      LEHMAN BROTHERS INC., Acting on its own
                                      behalf and as Representative of the
                                      Underwriters referred to in the foregoing
                                      Agreement



                                      By: /s/ Stanley Labanowski
                                          --------------------------------------
                                           Name:  Stanley Labanowski
                                           Title: Senior Vice President


Accepted:

STRUCTURED ASSET SECURITIES
     CORPORATION


By:  /s/ Ellen V. Kiernan
   -----------------------------------------
     Name:  Ellen V. Kiernan
     Title: Vice President

                                   Schedule 1

                              Lehman Brothers Inc.


                              Initial Certificate                                       Purchase
                            Principal (or Notional)          Certificate                 Price
         Class                     Amount(1)                Interest Rate              Percentage
         -----                     ---------                -------------              ----------
Class A1                           $318,549,000                  (2)                    100.00%
Class A2                            131,733,000                  (3)                    100.00%
Class A-IO                           56,000,000                  (2)                    100.00%
Class M1                             15,929,000                  (2)                    100.00%
Class M2                             10,137,000                  (2)                    100.00%
Class B                               2,896,000                  (2)                    100.00%


                                         Countrywide Securities Corporation


                              Initial Certificate                                       Purchase
                            Principal (or Notional)          Certificate                 Price
         Class                     Amount(1)                Interest Rate              Percentage
         -----                     ---------                -------------              ----------
Class A1                            $70,000,000                  (2)                     99.75%
Class A2                             30,000,000                  (3)                     99.75%
Class A-IO                                    0                  (2)                      N/A
Class M1                                      0                  (2)                      N/A
Class M2                                      0                  (2)                      N/A
Class B                                       0                  (2)                      N/A

-----------------

(1) Approximate.
(2) Interest will accrue on the Class A1, A2, M1, M2 and B Certificates based upon one-month LIBOR plus a specified margin, subject to limitation, as described in the Prospectus Supplement.
(3) The Class A-IO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts, as described in the Prospectus Supplement.